As filed with the Securities and Exchange Commission on December 31, 2013
Registration No. 333- 155812

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

1ST FINANCIAL SERVICES CORPORATION
(exact name of registrant as specified in its charter)

North Carolina	26-0207901
(state or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

101 Jack Street Hendersonville, NC	28792
(address of principal executive offices)	(zip code)

Director Stock Option Plan
AND
Employee Stock Option Plan
AND
2008 Omnibus Equity Plan
and
2008 Employee Stock Purchase Plan
(full title of the plans)

Michael G. Mayer
Chief Executive Officer
1st Financial Services Corporation
101 Jack Street
Hendersonville, North Carolina 28792
(828) 697-3100
(name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☑

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following registration statement (the “Registration Statement”) previously filed by 1st Financial Services Corporation, a North Carolina corporation (the “Registrant”):

Registration Statement on Form S-8, File No. 333-155812, filed with the SEC on December 2, 2008, pertaining to the registration of 1,292,890 shares of the common stock, $5.00 par value per share (“common stock”), of Registrant for issuance under the Registrant’s four stock-based incentive plans – Director Stock Option Plan, Employee Stock Option Plan, 2008 Omnibus Equity Plan and 2008 Employee Stock Purchase Plan.

The Registrant intends to terminate and suspend all reporting obligations with the SEC under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold (1,174,590 shares) under such Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hendersonville, State of North Carolina, on this 31st day of December, 2013.

1ST FINANCIAL SERVICES CORPORATION

By:	/s/ MICHAEL G. MAYER
Michael G. Mayer, Chief Executive Officer

        Note: no other person is required to sign this post-effective amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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